EXHIBIT 10.35

Affiliate Services Agreement

This Affiliate Services Agreement (this “Agreement”) is made and entered into as of March 18, 2026, between USBC, Inc. a Nevada corporation (the “Company”) and Vast Holdings Inc., a national bank holding company with its main office located in Tulsa, Oklahoma (the “Bank,” and together with the Company, the “Parties”).

Recitals

A. Management of the Company and the Bank believe that it is in the Parties’ best interests and will be more economical and efficient for certain services necessary for the operations of the Company to be performed by officers, employees or consultants of the Bank, recognizing that compensation must be at least on or favorable to market terms.

B. The Parties desire to define the terms governing the services provided by the Bank to the Company, for such services and the related billing and payment arrangements.

C. This Agreement sets forth the terms under which the Bank will perform such services, in accordance with all applicable laws and regulations, including without limitation, Sections 23A and 23B of the Federal Reserve Act.

Now, Therefore, in consideration of the mutual representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the Parties agree as follows:

Agreements

Section 1. Term. Except as otherwise provided in Section 9 herein, for a period commencing on the date of this Agreement and shall continue through December 31, 2026 (the “Initial Term”), the Bank shall provide the Company with the services described in Sections 2 and 3 of this Agreement. Unless otherwise agreed by the parties in writing, this Agreement shall expire on December 31, 2026 and shall not automatically renew.

Section 2. Strategic Services Provided by the Bank. During the Term, the Bank shall perform services relating to the strategic direction of the Company to enable the Bank to perform its obligations as described in Schedule 1 attached hereto (the “Bank Services”). The Bank shall provide the Bank Services in a manner consistent with safe and sound banking practices.

Section 3. Billing for Company Services.

(a) Computation of Fees. The Parties agree that the fees charged for Bank Services during the Initial Term will be as set forth in Schedule 2. The fees charged by the Bank will represent either: (x) the market value of Bank Services; or (y) if there is no market established for a particular Bank Service, the actual costs of providing such Bank Services. In the case of those Bank Services for which the fees charged will represent the actual costs of providing such Bank Services, the Bank will determine the actual costs by determining: (i) the amount of time that each officer or employee of the Bank spends rendering the applicable Bank Services to or on behalf of the Company; (ii) the amount of usage by the Bank’s officers and employees of equipment of the Bank in direct connection with rendering such Bank Services to or on behalf of the Company; (iii) the amount of overhead expenses that are incurred by the Bank in direct connection with rendering such Bank Services to or on behalf of the Company; and (iv) the amount of any actual expenses incurred in connection with providing such Bank Services.

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(b) Amendments to Fee Schedule. Schedule 2 will be amended annually during the Term of this Agreement to reflect changes in the fees to be charged for Bank Services based upon (i) changes in the market value of any Bank Service; and/or (ii) a recalculation of the Bank’s actual costs of providing Bank Services and/or the reasonable premium, and such annual amendment shall be provided to the Company at least thirty (30) days prior to the end of the Initial Term and each Renewal Term. Schedules 1 and 2 will also be amended from time to time during the Term of this Agreement, as necessary to reflect the fees to be charged for additional Bank Services that may be requested by the Company and agreed to by the Bank.

(c) Fees for Third-Party Services. In addition to the fees for Bank Services provided by Bank employees, the Company will reimburse the Bank for its pro rata share, if any, of fees charged to the Bank for services provided by third parties (e.g., outside counsel, audit, or consultants) only to the extent such third-party services (i) are directly related to the Bank Services, (ii) have been approved in advance in writing by the Company to the extent required under this Agreement or the applicable Schedule, and (iii) are supported by reasonable documentation evidencing the amount charged, the allocation methodology used, and the specific services provided.

(d) Billing Frequency. Within fifteen (15) calendar days after the end of each calendar month during the Term, the Bank will provide the Company with invoices for Bank Services rendered during the immediately preceding calendar month. The Company shall review the invoice and, upon approval of such invoice, pay the Bank the amount due under the invoices within fifteen (15) days of the date of any such invoice. Each invoice shall include reasonable supporting detail, including, as applicable, a description of services performed, the identity or role of personnel performing such services, hours worked, applicable rates, allocation methodology (if any), copies of third-party invoices, and reasonable backup for any reimbursable travel or out-of-pocket expenses.

(e) Outside Cap. Absent a written agreement to the contrary, in no circumstances can reimbursement under this agreement exceed $10,500,000.00 during the Term of this Agreement, unless mutually agreed upon by the Company and the Bank.

Section 4. Guaranty of Payment. The Company shall pay all amounts due under any invoice issued by the Bank for the Bank Services performed pursuant to this Agreement, notwithstanding any disputes between the Bank and the Company that may arise concerning any such amount. The Parties shall work in good faith to resolve any invoice dispute promptly.

Section 5. No Authority Granted. This Agreement shall not be construed as granting the Bank any authority to operate the Company or over any of the Company’s respective directors or officers.

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Section 6. Standard of Care. The Bank acknowledges that, while it does not guarantee any particular business outcome or commercial result arising from the Company’s use of the Bank Services, the Bank shall perform the Bank Services in a professional and commercially reasonable manner and in accordance with the terms of this Agreement and applicable law. In performing Bank Services for or on behalf of the Company, the Bank will use the same systems and procedures and exercise the same standard of care as it uses or exercises when performing the same or similar services for itself. The use of such systems and procedures shall not, by itself, be deemed conclusive evidence of due and proper performance under this Agreement if such systems, procedures, or performance are inconsistent with the terms of this Agreement, applicable law, or commercially reasonable standards applicable to similar services. Without limiting the foregoing, the Bank shall not be liable to the Company in connection with the Bank Services except to the extent any loss, damage, cost, or expense results from the Bank’s breach of this Agreement, gross negligence, bad faith, willful misconduct, violation of applicable law, or material failure to perform the Bank Services in accordance with the standards expressly set forth in this Agreement. Further, the Bank shall not be liable for any delay or failure to perform any Bank Service by reason or act of government authority, strike, lockout, civil insurrection, act of terrorism, act of God or any other event, whether similar or dissimilar, beyond the reasonable control of the Bank. If the Bank becomes liable to the Company in connection with providing Bank Services, its liability shall be limited to the lesser of: (i) the amount of actual and direct damages suffered by the Company; or (ii) the amount of fees that the Bank collected from the Company for the immediately preceding six (6) months, provided, however, that such limitation of liability shall not apply to losses arising from the Bank’s fraud, willful misconduct, gross negligence, breach of confidentiality obligations, violation of applicable law, or indemnification obligations under this Agreement. Except with respect to fraud, willful misconduct, gross negligence, breach of confidentiality obligations, violation of applicable law, or a Party’s indemnification obligations under this Agreement, neither Party shall be liable to the other for any special, incidental, punitive, or consequential damages, whether foreseen or unforeseen.

Section 7. Confidentiality. The Bank agrees to cause any of its officers or employees who provide Bank Services to preserve the confidentiality of all information, records, and other data received, maintained or prepared by them in the course of rendering Bank Services, to make no disclosure thereof to third parties other than as may be instructed by executive officers of the Bank or as may be required by any applicable laws or regulations. Each of the Parties shall permit the examination of its books and records relating to Bank Services by any regulatory authorities having jurisdiction over the Company or the Bank and shall otherwise cooperate with such regulatory authorities.

Section 8. Indemnification of the Bank. The Company shall indemnify, defend, and hold harmless the Bank and its directors, officers, employees, and representatives from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees) arising out of or relating to (i) the Company’s breach of this Agreement, (ii) the gross negligence, bad faith, willful misconduct, or fraud of the Company or its personnel, or (iii) the Company’s violation of applicable law, in connection with the Bank’s provision of the Bank Services. .

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Section 9. Termination.

(a) Termination without Cause. The Company may terminate the Bank Services upon sixty (60) days’ prior written notice to the other Party. The Company may terminate this Agreement in its entirety with respect to all Bank Services upon sixty (60) days’ prior written notice to the other Party.

(b) Termination for Cause. The Bank or the Company may terminate this Agreement (the “Terminating Party”) relative to any of the Bank Services immediately upon giving written notice to the other Party if:

(i) the other Party breaches its obligations to the Terminating Party under this Agreement and fails to cure such breach within fifteen (15) days after the Terminating Party has provided the breaching Party with written notice of such breach; or

(ii) any state or federal regulatory authority having jurisdiction over the Terminating Party requests or directs the Terminating Party to terminate this Agreement, or if the Terminating Party’s actions hereunder are criticized or challenged by any such regulatory authority during a regulatory examination of such Party or otherwise.

(c) Effects of Termination. Unless all Bank Services are terminated hereunder, this Agreement will continue to be effective with respect to any Bank Services that have not been terminated.

(d) Reimbursement of Termination Costs. In the event that the Company terminates this Agreement with respect to the Bank Services, the Company shall be responsible for reimbursing the Bank for reasonable, documented, unavoidable, and non-cancelable third-party costs actually incurred by the Bank solely as a direct result of such termination, to the extent such costs were either expressly contemplated by this Agreement or approved in advance in writing by the Company. For the avoidance of doubt, the Company shall not be responsible for any internal overhead, lost profit, unamortized internal costs, or severance or other employee-related termination payments, except to the extent expressly approved in advance in writing by the Company.

Section 10. General Provisions.

(a) Entire Agreement; Modifications. This Agreement constitutes the entire agreement between the Parties respecting the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral. Except as otherwise explicitly provided herein, this Agreement may not be amended or modified except by written agreement signed by the Parties.

(b) Enforcement and Governing Law. The provisions of this Agreement shall be regarded as divisible and separate. If a court of competent jurisdiction should declare any provision hereof invalid or unenforceable, the validity and enforceability of the remaining provisions shall not be affected thereby. This Agreement shall be construed and the legal relations of the Parties hereto shall be determined in accordance with the laws of the United States and of the State of Oklahoma without reference to the law regarding conflicts of law.

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(c) Waiver. No waiver by either Party at any time of any breach by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by the other Party, shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d) Notices. Notices pursuant to this Agreement shall be in writing (including Communication by facsimile copy or other electronic means) and shall be deemed to have been duly given when received; and, if mailed, shall be mailed by first-class United States mail, to each of the Parties addressed to its principal headquarters, or to such other address as the Party to be notified shall have given to the other.

[Signature Page Follows]

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In witness whereof, the Parties have executed this Agreement as of the date first above written.

Company: USBC, Inc. By: /s/ Kitty Payne Name: Kitty Payne Title: Chief Financial Officer	Bank: vast holdings, inc. By: /s/ Veronica Bickerstaff Name: Veronica Bickerstaff Title: Chief Financial Officer

Schedule 1

Bank Services

1. Tokenized Deposit Services. During the Term, the Bank may provide services to the Company, as may be agreed to by the Bank and the Company from time to time relevant to the deployment and management of a new tokenized deposit line of business (the “Tokenized Deposit Services”). All costs incurred by the Bank to support this business line will be reimbursed as Bank Services, in accordance with Schedule 2 of this Agreement.

Reimbursable expenses shall be limited to expenses directly attributable to the Tokenized Deposit Services to the extent expressly approved in advance in writing by the Company. Ordinary course operational expenses of the Bank that would be incurred irrespective of the services provided under this Agreement shall not be reimbursable.

2. Fair Access Services. During the Term, the Bank may provide services to the Company, as may be agreed to by the Bank and the Company from time to time, relevant to the deployment and management of a new fair access banking line of business (the “Fair Access Services” and, together with the all costs incurred by the Bank to support this business line will be reimbursed as Bank Services), in accordance with Schedule 2 of this Agreement.

Reimbursable expenses shall be limited to expenses directly attributable to the Fair Access Services to the extent expressly approved in advance in writing by the Company. Ordinary course operational expenses of the Bank that would be incurred irrespective of the services provided under this Agreement shall not be reimbursable.

3. Employees. Officers and staff of the Bank whose services are directly attributable to, and actually performed in support of, the Tokenized Deposit Services and Fair Access Services business line, in each case to the extent such services are specifically identifiable, documented, and invoiced in accordance with this Agreement.

4. Other Expenses. The following other expenses will be reimbursed as these apply to the Bank Services and Fair Access Services. For the avoidance of doubt, no expense, fee, benefit, equipment cost, or other amount may be charged to the Company more than once or through more than one cost category under this Agreement.

a.

Outside consultants. Consultants engaged to support the Tokenized Deposit Services and/or the Fair Access Services shall be reimbursable only if such consultant engagement and fee structure have been approved in writing by the Company in advance. Consultant fees shall not exceed the rates specified in the approved engagement letter between the Consultant and the Bank. All consultant charges must be supported by invoices or other reasonable documentation and amounts  allocated to the Company (if any) using a reasonable, consistently applied methodology.

b.

Employee and consultant travel: Expenses billed to the Company shall comply with the Bank’s Travel and Expense Policy, as may be amended from time to time. Reimbursement shall consist of expenses that are allowable under such policy and shall not exceed the applicable spending thresholds, reimbursement limits, or approval requirements set forth therein. Any travel expenses submitted that do not comply with the Company’s Travel and Expense Policy must be approved in advance in writing by the Company. All travel expenses submitted for reimbursement must be directly attributable to the Tokenized Deposit Services or the Fair Access Services, as applicable, and supported by customary receipts or equivalent documentation in accordance with the Company’s Travel and Expense Policy.

c.

Legal fees. Legal fees shall be reimbursable only to the extent such services are provided pursuant to engagement letters or fee arrangements that have been approved in advance in writing by the Company.  The Bank shall not engage outside legal counsel for services to be reimbursed under this Agreement without the Company’s prior written approval of the engagement terms, including the scope of services and applicable billing rates. Any such legal fees shall be limited to services directly related to the Tokenized Deposit Services or the Fair Access Services, as applicable, and shall be supported by invoices or other reasonable documentation describing the nature of the services performed, subject to redaction of privileged information as appropriate.

d.

Documentation and Audit. Expense reimbursements submitted by the Bank with expenses directly attributable to the Tokenized Deposit Service or the Fair Access Services business lines, as applicable, shall include reasonable supporting documentation sufficient for the Company to verify the nature, amount, and allocation of the services and expenses billed. The Company reserves the right to request additional supporting information or clarification as reasonably necessary to validate any amounts billed under this Agreement. Any reimbursement request submitted without adequate supporting documentation may be deferred by the Company until sufficient documentation is provided to substantiate the expense.

e.	Any other applicable expenses. Any other expenses as mutually agreed upon by the parties.

Schedule 2

Calculation of Fees for Bank Services

General Calculation

1)	Hourly Rate Determination:

The Bank will determine the hourly compensation rate for each employee by calculating the total base salary and employer’s portion of payroll taxes with respect to such employee divided by the total hours worked/expected to be worked (the “Hourly Rate”). For the avoidance of doubt, the Hourly Rate shall not include bonuses, incentive compensation, benefits, equipment costs, overhead, or any other amounts separately recoverable under this Agreement. For employees whose primary role is to provide Tokenized Deposit Services and Fair Access Services, only those employees mutually identified by the Parties in writing in advance shall be treated as primarily dedicated personnel, and only the portion of such employees’ compensation and approved related costs attributable to the applicable Bank Services may be allocated to the Company in accordance with a reasonable, consistently applied, and documented allocation methodology.

2)	Total Fees Charged: The Bank will be compensated for Bank Services rendered by each Bank employee as follows:

a)

the Hourly Rate will be multiplied by the hours actually worked by the employee that are directly attributable to the applicable Bank Services, as supported by reasonable documentation and reflected in the applicable invoice; PLUS

b)

An overhead premium in the amount of 25% of the employee’s total base salary (the “Overhead Premium”), solely to the extent intended to account for general benefits and ordinary equipment usage, provided that no amount included within the Overhead Premium may also be separately charged to the Company as a reimbursable expense or other fee category under this agreement; PLUS

c)

The amount of any actual expenses, including bonuses, travel, computer equipment and any other expenses, incurred in connection with providing the Bank Services. Any bonus or incentive compensation charged to the Company shall be limited to amounts expressly approved under the Bank’s applicable incentive compensation plan or otherwise approved in writing by the Company in advance, and shall not be estimated, implied, or allocated in the Bank’s sole discretion.

3)

Audit Right. Upon reasonable prior notice, the Company shall have the right, no more than once annually unless a material billing discrepancy is identified, to review reasonable supporting documentation relating to amounts invoiced under this Schedule for the limited purpose of verifying compliance with this Agreement, subject to appropriate confidentiality restrictions and redaction of privileged information as appropriate.